SPIEGEL ACCOUNTANCY CORP

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Report on the Form 1-A registration of Bridgewell Preferred Income, LP as of October 31, 2017 of our report dated November 7, 2017 included in its Registration Statement on Form 1-A relating to the financial statement as of October 31, 2017, listed in the accompanying index.

Spiegel Accountancy Corp

Spiegel Accountancy Corp
Pleasant Hill, California
November 7, 2017